Exhibit 16.1

KPMG LLP

June 27, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Baudax Bio, Inc. (the Company) and, under the date of March 16, 2022, we reported on the consolidated financial statements of Baudax Bio, Inc. as of and for the years ended December 31, 2021 and 2020. On June 21, 2022, we were dismissed. We have read Baudax Bio, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 27, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the first paragraph that KPMG’s dismissal was recommended by the audit committee of the board of directors of the Company and approved by the board of directors, any of the statements in the sixth paragraph relating to the Audit Committee’s recommendation and the Board’s approval of EisnerAmper LLP (EisnerAmper) taking into account the results of the competitive review process and other business factors, and any of the statements in the seventh paragraph relating to EisnerAmper not having been consulted during the prior two years and subsequent interim period.

Very truly yours,

/s/ KPMG LLP